Exhibit 10.13

280 Park Avenue New York, NY 10017-1216

Jay L. Kloosterboer	Phone: (212) 849-4514
Vice President, Human Resources	Fax: (212) 922-0945
Email: jlk@dovercorp.com
November 13, 2009
Dear Rob:
In connection with your upcoming retirement from Dover, this letter sets forth our mutual understandings concerning your retirement:
Retirement. Your retirement from Dover will be effective December 1, 2009, at which time you will resign from all positions with Dover and all its affiliates as the member of any governing body of any Dover affiliates.
Consulting: In consideration of the agreements set forth in this letter, you agree to make yourself available as a consultant from the date of your retirement through March 31, 2010 to provide advice about the transition of your services, special projects, and matters on which you worked prior to retirement. You agree to provide such services as an independent contractor for no additional consideration other than that set forth in this letter. The parties agree that you may provide such consulting services at a location of your choosing, except if Dover shall request your services to be provided at its New York offices from time to time. You agree that Dover shall not have the right to direct and control the performance of your consulting services or the method of your work. The parties agree that the level of your consulting services shall not exceed more than 20% of the average level of services performed by you during the 36 months prior to your retirement during any four week period. During the consulting period, you shall be free to consult with, or serve on the board of directors of, any third party organization, provided it does not interfere with any consulting work requested by Dover. Dover shall reimburse you promptly for your reasonable out of pocket expenses incurred in connection with any consulting work after presentation of a voucher and supporting documentation, all in accordance with Dover policies. Any request for reimbursement of expenses must be made no later than April 30, 2010 and will be paid no later than May 31,2010.
Bonus. In consideration of your contributions to Dover, you will receive a bonus of $976,000 for 2009, to be paid as soon as practical after the signing of this agreement.
Benefits. You will continue to participate in the employee benefit plans in which you presently participate through your retirement date at which time your participation shall cease, except (a) as provided for retired persons in those plans, and (b) that you and your spouse shall continue to be eligible to participate, until you become eligible to participate in Medicare, in the medical, dental and prescription drug plans offered by

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Dover Corporation to its Corporate office employees subject to your payment of the cost thereof. You shall be responsible for payment of the cost of such continued participation at the applicable COBRA premium rates as in effect from time to time. You acknowledge that you are not entitled to any benefits, other than those specifically addressed in this letter.
Pension Benefits. Your benefits under the Dover Corporation Supplemental Executive Retirement Plan (“SERP”) shall be calculated as of your retirement date. Your grandfathered benefits under the SERP shall be paid in January, 2010 pursuant to your benefit election. Your non-grandfathered benefits under the SERP shall commence in January, 2010 pursuant to the provisions of the SERP, subject to a six month payment delay required by Section 409A of the Internal Revenue Code. The summary outline of your SERP benefits is shown in the Attachment to this letter. As provided in the SERP Plan document (as amended and restated as of January 1, 2009), you will be an Actual Participant until all payments shown in the Attachment are paid, which payments shall accelerate in the event of a “Change of Control” in accordance with Section 8.02 of the plan. Your benefits under the Dover Corporation Pension Plan shall be calculated as of your retirement date and shall be distributed in accordance with the provisions of such plan. Any retirement benefits under the Dover Retirement Savings Plan shall be provided in accordance with the provisions of such plan.
Incentive Awards. With respect to your options, stock settled stock appreciation rights (“SSARs”), performance share awards, and Cash Performance Plan (“CPP”) awards granted under the 2005 Equity and Cash Incentive Plan and the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the “Plans”), you will have until the earlier of 60 months following your retirement date and the expiration date of your options and SSARs to exercise those options and SSARs which are exercisable as of your termination date or become exercisable during the 60 months following your termination, subject to your compliance with the provisions of the Plans. You will be entitled to receive any payments under your performance share awards and CPP awards if and when they become due (last payment scheduled for February 2012) and your benefits will be administered in accordance with the provisions of the Plans.
Deferred Compensation. The funds you have accumulated in the Dover Deferred Compensation Plan will be paid out in accordance with the terms of that plan and the retirement distribution elections that you have made.
Release, (a) You agree to release Dover Corporation, its affiliates, and their current and former shareholders, directors, officers, employees, successors and assigns, and employee benefit plan fiduciaries (collectively “Dover Persons”) with respect to any claims you have, had or may ever have against any of them arising on any basis and under any law, whether known or unknown, suspected or unsuspected, and not to sue with respect to those claims provided that your release of claims shall not release (i) any rights to indemnification pursuant to Dover’s by-laws or otherwise, (ii) your right to

November 13, 2009
enforce this agreement, or (iii) your rights to receive benefits under any of the employee benefit plans or other compensation arrangements in which you participate.
     (b) Your release is intended to and shall release the Dover Persons from any and all claims against the Dover Persons arising out of your employment and/or your retirement, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for benefits under the employee benefit and other compensation plans of Dover in which you participate) and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law, New York Executive Law, New York City Administrative Code, New York State Constitution, or New York common law; (iii) any other claim (whether based on a constitution, executive order, or federal, state, or non-U.S. local law, statutory, administrative or decisional), relating to or arising out of your employment, or the termination of such employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like.
     (c) You acknowledge that you: (i) have carefully read this agreement in its entirety; (ii) are hereby advised by Dover in writing to consult with an attorney of your choice in connection with this agreement; (iii) fully understand the significance of all of the terms and conditions of this agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (iv) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this agreement; and (v) are signing this agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein. You acknowledge that you have had an opportunity to consider this agreement for up to twenty-one (21) days before signing it. You may also revoke this agreement within seven (7) days after executing it by notifying in writing Jay L. Kloosterboer (or his successor) at the offices of Dover in New York.
Cooperation. You agree to provide reasonable amounts of cooperation to Dover and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. Dover shall make every effort to accommodate your needs as far as work location and time schedule and shall take into account your other obligations and business and personal commitments as may exist from time to time in requesting your cooperation. To the extent that your cooperation requires a considerable commitment of your time, Dover will discuss with you a mutually acceptable compensation arrangement. You shall be reimbursed for any reasonable out of pocket expenses incurred in connection with this cooperation. Reimbursement of

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expenses will be made as soon as practicable after presentation of a voucher and supporting documentation in accordance with Dover policies but not in any event later than December 31 of the year following the year in which an expense is incurred. The amount of expenses reimbursed in any year shall not affect the expenses eligible for reimbursement in a later year.
Entire Agreement. This letter contains the entire agreement between the parties with respect to your retirement and the subject matter of this letter and supersedes any prior written or oral agreements or understandings with respect thereto. This agreement shall be governed by New York law without regard to the principles of conflicts of law.
Amendment. Any changes to the terms and provisions of this letter must be made in writing and agreed to by both of us.
Approval. Dover Corporation’s agreements in this letter have been approved by the Dover Compensation Committee and the Board of Directors.
If you agree with the terms above, please sign the enclosed copy of this letter in the place indicated and return it to me.

DOVER CORPORATION
By:	/s/ Jay L. Kloosterboer
Jay L. Kloosterboer
Vice President

Agreed:
/s/ Robert G. Kuhbach
Robert G. Kuhbach

Dated: 11/13/09

PRIVATE & CONFIDENTIAL
November 5, 2009
Caryl Keyloun
HR Coordination Manager
Dover Corporation
280 Park Avenue, Floor 34W
New York, NY 10017-12992
Dear Caryl:
As requested, we have determined Robert Kuhbach’s January 1, 2010 SERP benefit based on termination and continued service through December 1, 2009. The present value of Mr. Kuhbach’s January 1, 2010 SERP benefit is $6,186,852. The SERP benefits are summarized in the table below. Please note that Mr. Kuhbach is also entitled to benefits from the Dover Pension Plan, Dover Retirement Savings Plan and the Dover Deferred Compensation Plan.
FINAL Dover SERP Retirement Benefits

	12/31/2004 Accrued	Post 1/1/2005
Benefit Payout Date	SERP Benefit [1]	SERP Benefit	Total
January 1, 2010	$1,915,035	$0	$1,915,035

July 1, 2010	$0	$2,769,838	$2,769,838

January 1, 2011	$140,622	$200,105	$340,727

January 1, 2012	$140,622	$200,105	$340,727

January 1, 2013	$140,622	$200,105	$340,727

January 1, 2014	$140,622	$200,105	$340,727

January 1, 2015	$140,622	$200,105	$340,727

[1]	Based on the IRS prescribed 417(e) applicable unisex mortality table and rates for 2010 lump sum distributions
Please note the following about these calculations:
■	Based on a January 1, 2010 benefit commencement date, the present value of Mr. Kuhbach’s SERP benefit of $6,186,852 is $927,531 higher than our May 19, 2009 estimate The reason for the benefit increase is attributable to an increase in the final average earnings, additional credited service through December 1, 2009 and the new 2010 lump sum basis, which is partially offset by an increase in Mr. Kuhbach’s Dover Retirement Savings Plan account balance and additional Dover Pension Plan benefits.

■	Mr. Kuhbach is a specified employee so the value of his post 1/1/2005 SERP will be subject to a six month delay. In addition, Mr. Kuhbach’s post January 1, 2005 SERP will be paid as an automatic 75% partial lump sum with the remaining amount paid in five annual installments since the amount is greater than $500,000.
335 Madison Avenue, New York, NY 10017-4605 tel 212.309.3400 fax 212.309.0975

Caryl Keyloun
November 5, 2009
Page 2.
■	It is our understanding that Mr. Kuhbach has elected to receive his grandfathered 12/31/2004 accrued SERP benefit as a lump sum. This payment will be subject to the Pension Committee approval. Please note that in the past, the Pension Committee has required that certain specified employees receive their Dover SERP benefit as a partial lump sum (i.e. a 75% lump sum received at retirement with the remaining 25% payable over the following five calendar years) rather than a 100% lump sum.

■	Lump sums in 2010 will be based on PPA lump sum interest rates and require a 60% phase-in. Therefore the 2010 lumpsum rates are:
—	3.31% for the first 5 years (1st Segment rate)

—	5.05% for the next 15 years (2nd Segment rate)

—	5.32% for the next 20 years (3rd Segment rate)
In addition the mortality table was based on the 2010 Applicable Mortality Table (or AMT).
The rest of this letter describes the details of the estimate and the attached exhibit provides additional calculation details.
Medicare FICA Tax
IRS regulations require that deferred compensation earned under a nonqualified defined benefit plan (e.g., the Dover SERP) be subject to Medicare FICA Tax. Dover withholds the entire amount of Medicare FICA Tax as a one-time payment at retirement. The amount of FICA payable by Dover for Mr. Kuhbach on SERP accruals is $89,709 as developed below:
DEVELOPMENT OF MEDICARE FICA TAX OF PENSION BENEFIT

A) Value of SERP Benefit based on total SERP accruals at Retirement	$6,186,852

B) Value of December 31, 1993 SERP Benefit	$0.00

C) Value of Benefit Subject to Medicare FICA Tax, A minus B	$6,186,852

D) Amount of Medicare FICA tax, 1.45% times C	$89,709
IRS regulations also require that deferred compensation earned under a nonqualified defined benefit plan (i.e., the Dover SERP) be subject to Social Security (OASDI) tax, to the extent taxable earnings are under the wage base ($106,800 for 2010). Since Mr. Kuhbach will have earned less than the Social Security wage base as of January 1, 2010, he will be subject to an additional 6.2% OASDI FICA tax on his lump sum payment.
Please note that both the Medicare FICA tax and OASDI tax are due as of January 1, 2010.

Caryl Keyloun
November 5, 2009
Page 3.
Actuarial Assumptions and Methods
Please note the following with regard to these calculations:
■	Mr. Kuhbach is eligible to receive credited service under the Dover SERP from his February 1, 1993 hire date. In addition, Mr. Kuhbach receives 5.1667 years of additional SERP service since he was hired as an executive over the age of 39 (i.e. received a long term incentive award within 24 months of hire).

■	We have determined Mr. Kuhbach’s 2009 base pay as 11/12ths of his January 1, 2009 base pay rate of $610,000. It is our understanding that his SERP is contractually based on this pay rather than his actual 2009 base pay.

■	Mr. Kuhbach’s gross SERP benefit is offset by the assumed portion of Social Security benefit he will receive attributable to Dover contributions plus the following qualified plan benefits:
—	Dover Pension Plan benefit

—	Annuitized value of company contributions from the Dover Retirement Savings Plan
■	Wachovia provided us with Mr. Kuhbach’s September 30, 2009 Dover Retirement Savings Plan information. We have projected Mr. Kuhbach’s account balance to December 1, 2009 assuming Mr. Kuhbach receives no additional employer contributions and that his account will earn an annual investment return of 6.50% from September 30, 2009 to December 1, 2009.

■	We have based this calculation on the data and historical pay information confirmed by Dover on October 14.

■	Lump sum amounts are calculated based on the Prescribed 417(e) mortality table and segment interest rates for 2010.
Please call if you have any questions.
Sincerely,

James M. Deregowksi, ASA, EA
Senior consultant
Attachments

cc:	Jay Kloosterboer — Dover Corporation Doug Wilson — Dover Corporation Howard Markman — Towers Perrin/New York Catherine Roy —Towers Perrin/New York